Exhibit (e)(4)

NONDISCLOSURE AGREEMENT

THIS NONDISCLOSURE AGREEMENT (this “Agreement”), dated as of March 28, 2007, is made by and between Motive, Inc., a Delaware corporation, with a principal place of business at 12515 Research Boulevard, Building 5, Austin, Texas 78759 USA (hereinafter “Motive”) and Alcatel-Lucent, a a Societe Anonyme organized under the laws of the Republic of France, with a principal office at 54 rue La Boetie, 75008 Paris, France (hereinafter “Alcatel Lucent”).

RECITALS

WHEREAS, Motive and Alcatel Lucent (jointly, the “Parties” and each individually, a “Party”) desire to enter into discussions related to a possible business combination (the “Possible Transaction”), and these discussions will of necessity involve the disclosure by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) of confidential and proprietary information; and

WHEREAS, the Parties desire to (i) keep their discussions and the nature and scope thereof confidential; and (ii) reach an understanding with respect to the disclosure of such information and the confidentiality of the discussions in general;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions.  The following terms shall have the meanings set forth below:

1.1. “Confidential Information” includes all non-public information, whether written or oral (whatever the form or storage medium), or gathered by inspection, or acquired, directly or indirectly, by one Party or its Representatives from the other Party or its Representatives in connection with a Possible Transaction, regardless of whether such information is specifically identified as “confidential.” The term “Confidential Information” does not include information which (i) was known to the Receiving Party or its Representatives or was in its or any of its Representatives’ possession prior to the date of its disclosure pursuant to this Agreement (except for information which was previously disclosed to the Receiving Party or its Representatives under an obligation of confidentiality to the Disclosing Party or its Representatives and which continues to remain subject to those confidentiality obligations); (ii) is or becomes generally available to the public other than through an unauthorized disclosure by the Receiving Party or its Representatives in violation of this Agreement; (iii) becomes available to the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives, provided that such source is not, to the Receiving Party’s knowledge, prohibited from transmitting such Confidential Information to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party or its Representatives; or (iv) is independently developed by the Receiving Party or any of its Representatives as demonstrated by the written records of such Party or Representatives which have not had access to the other Party’s Confidential Information.

1.2. “Person”shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership, limited liability company or other entity.

1.3.  “Representatives” means a Party’s affiliates and its and their respective directors, officers, employees, agents or representatives, including, without limitation, its and their respective attorneys, accountants, consultants and financial advisors.

1.4.  “Residuals” means technological information and all ideas, concepts, and understandings related thereto that would be inadvertently retained in non-tangible form in the unaided memory of an ordinary Person unless such Person intentionally memorized such technological information, ideas, concepts and understandings for the purpose of retaining and subsequently using or disclosing it for purposes other than as authorized by this Agreement.

2.  Confidential Information.

2.1. Each Party recognizes and acknowledges the value of the Confidential Information and the damage that could result if the Confidential Information were used or disclosed except as authorized by this Agreement. Except as otherwise required by applicable law or regulatory authority, each Party agrees to keep confidential and not disclose, and cause its Representatives to keep confidential and not disclose, to any Person the Confidential Information it or its Representatives receives from the other Party or its Representatives without the Disclosing Party’s prior written consent, except as provided below. The Receiving Party or its Representatives shall be entitled to disclose the Confidential Information of the Disclosing Party and provide copies of the same, without the

Disclosing Party’s prior written consent, to those Representatives of the Receiving Party who need to know such Confidential Information solely for the purpose of evaluating the Possible Transaction. The Receiving Party shall be responsible for any violations of any provision of this Agreement caused by any of the Receiving Party’s Representatives.

2.2. The Receiving Party acknowledges that the Evaluation Material is being furnished to the Receiving Party in consideration of the Receiving Party’s agreement that it will not propose to the Disclosing Party or any other person any transaction between the Receiving Party and the Disclosing Party and/or its security holders or involving any of its securities or security holders unless the Disclosing Party shall have requested in writing that the Receiving Party make such a proposal, and that the Receiving Party will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Disclosing Party or any of the Disclosing Party’s securities, businesses or assets for a period of two (2) years from the date of this Agreement unless the Disclosing Party shall have consented in advance in writing to any such action.

2.3 The Receiving Party agrees that it will not use the Evaluation Material in any way directly or indirectly detrimental to the Disclosing Party. In particular, the Receiving Party agrees that it and its Representatives will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with the Possible Transaction, directly or indirectly: (i) solicit, divert or attempt to solicit or divert any business or customer of the Disclosing Party or any of its affiliates; nor (ii) solicit, the employment of, employ, divert or attempt any of the foregoing with respect to, any employee of the Disclosing Party or any of its affiliates

3. Use of Confidential Information for Evaluation; Disclosure.  Neither the Receiving Party nor any of its Representatives shall use the Confidential Information for any purpose, other than evaluation of the Possible Transaction. Each Party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The restrictions on disclosure and use of Confidential Information in this Agreement shall extend until the earlier of (a) the expiration of the period set forth in Section 14 of this Agreement, (b) the Parties’ entry into a separate, subsequent agreement that contains confidentiality and non-disclosure provisions that supersede this Agreement with respect to the Confidential Information, and (c) such time, if ever, the Confidential Information becomes publicly available (otherwise than through a breach of this Agreement). Except to the extent the Receiving Party’s legal counsel advises the Receiving Party that disclosure is required by applicable law or regulatory authority, without the prior written consent of the Disclosing Party, the Receiving Party will not, and will direct the Receiving Party’s Representatives not to, disclose to any other Person that such Confidential Information has been requested or made available, that discussions or negotiations are taking place concerning the Possible Transaction, or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof, or the term of this Agreement.

4.  Requested Disclosure of Confidentialdential Information.

4.1 In the event that a Receiving Party or anyone to whom the Receiving Party transmits such Confidential Information pursuant to this Agreement is legally requested (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) or otherwise required to disclose any Confidential Information of a Disclosing Party, the Receiving Party will, except as prohibited by law, provide the Disclosing Party with written notice of same, prior to disclosing such Confidential Information, so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless legally compelled to disclose such Confidential Information, it may, without liability hereunder, furnish only that portion of such Confidential Information that is legally required and will exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

4.2 If either Party, in its sole judgment, determines that it is required by applicable securities laws to make disclosures or public statements prohibited by Paragraph 3, the Party may make such disclosures or public statements as may be required by securities laws. The Disclosing Party shall provide the other Party with prior notice to the extent practicable.

5.  No License; Use.  Neither the execution of this Agreement, nor the furnishing of any materials or Confidential Information hereunder, shall be construed as granting or conferring any rights to the other Party, either expressly or by implication, estoppel or otherwise, any license under any trademark, patent, copyright, technological information or other information, or other intellectual property; provided, however, that a Person who has used or seen materials or information pursuant to this Agreement shall not be precluded from using or disclosing Residuals. Nothing in this Agreement shall be construed to limit the Receiving Party’s right to independently develop information, materials, technology, or other products or services for itself or for others which may compete with the Disclosing Party so long as no disclosures or use in violation of this Agreement has been made by the Receiving Party. Furthermore, nothing herein shall be construed as a representation or inference by Receiving Party that it has not already developed, or may be in the process of developing, or may have already rightfully received or acquired from third parties, information similar to that Confidential Information to be disclosed by Disclosing Party hereunder.

6.  Ownership of Confidential Information.  The Confidential information shall remain the property of the Disclosing Party, and the Disclosing Party may demand the return thereof at any time by written notice to the Receiving Party. Upon receipt of such notice, the Receiving Party shall (a) return to the Disclosing Party all Confidential Information received by the Receiving Party or its Representatives from the Disclosing Party or its Representatives; and (b) destroy and cause each of its Representatives to destroy each and every copy of any documents, drawings, data, memoranda and other written Materials together with any tapes and computer stored information or the parts thereof extracted from, embodying, containing or relating to such other party’s Confidential Information; provided, however, that one (1) copy of the Confidential Information may be retained by the Receiving Party’s outside counsel on a confidential basis for purposes of verification. Any destruction pursuant to (b) in the preceding sentence shall be promptly confirmed in writing.

7.  No Warranties.  The Receiving Party acknowledges that neither the Disclosing Party nor its Representatives makes any representation or warranty hereunder as to the accuracy or completeness of any Confidential Information of the Disclosing Party or other information disclosed pursuant to this Agreement, each Party agrees to assume full responsibility for all conclusions it derives from the Confidential Information. The Receiving Party agrees that neither the Disclosing Party nor its Representatives shall have any liability hereunder to the Receiving Party or to any of the Receiving Party’s Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws, or otherwise) as a result of the use of such Confidential Information by the Receiving Party and the Receiving Party’s Representatives, it being understood that only those particular representations and warranties that may be made to the Receiving Party by the Disclosing Party or its affiliates in a definitive transaction agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect. Each Party and its respective Representatives hereby expressly disclaim any and all liability that may be based, in whole or in part, on errors or omissions in any Confidential Information furnished hereunder. Unless and until a definitive agreement (the “Definitive Agreement”) with respect to a Possible Transaction has been executed and delivered by the Parties hereto, neither Party will be under any legal Obligation of any kind whatsoever to proceed with a Possible Transaction in whole or in part or to continue discussions relating thereto by virtue of this Agreement or any written or oral expression with respect to such a Possible Transaction by any of its Representatives. Prior to the execution and delivery of the Definitive Agreement, either party may terminate discussions and negotiations regarding a Possible Transaction at any time, wit lout any liability whatsoever, save for the obligations and duties specifically agreed to herein For the purposes hereof, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement nor does it include any written or verbal acceptance of an offer or bid.

8.  Notices.  All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, sent using a nationally recognized overnight courier to the following addresses or to such other address as the parties hereto may designate in writing:

ALCATEL LUCENT:

ALCATEL LUCENT
600 Mountain Avenue

Murray Hill, NJ 07974
Attn: John R. McCord

with a copy to:
ALCATEL LUCENT
600 Mountain Avenue
Murray Hill, NJ 07974
Attn: General Counsel

MOTIVE:

MOTIVE, INC.
12515 Research Boulevard
Building 5
Austin, TX 78759
USA
Attn: General Counsel

All such notices, requests, consents and other communications shall be deemed to be properly given (a) if delivered personally to the address as provided in this Section, upon delivery, (b) if sent by mail, three (3) business days after the same has been deposited in mail, addressed and postage prepaid as set forth above and (c) if delivered by overnight courier to the address as provided in this Section, on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

9.  Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.  Entire Agreement: Amendments: Consent to Assignment.  This Agreement comprises the full agreement between the Parties concerning the subject matter hereof. This Agreement supersedes any prior understandings or agreements, regardless of form, between the Parties with respect to the subject matter hereof. No amendments, changes or modifications may be made to this Agreement without the express written consent of each of the Parties hereto. This Agreement and the rights and obligations of a Party hereunder may not be assigned, directly, indirectly, by operation of law or otherwise, by either Part) without the prior written consent of the other Party.

11.  Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of New York law. The state and federal courts located in New York shall have non-exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement, and each Party consents to the personal jurisdiction and venue of these courts. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the state of New York and any claim that it may now or hereafter have that any such proceeding in any court in the state of New York has been brought in an inconvenient forum.

12.  Remedies; Legal Fees.  Each Party acknowledges that the other would be irreparably injured if the Receiving Party breaches any of its obligations under this Agreement. The Parties each agree that money damages would not be a sufficient remedy for any breach of this Agreement and that, in the event of a breach by a Party or its Representatives, the other Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by a Party or its Representatives but shall be in addition to all other remedies available at law or equity to the non-breaching Party. Each Party expressly agrees to waive the defense that a remedy in damages will be adequate, and agrees to use its reasonable best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party or any of its Representatives have breached this Agreement, then such Party shall be liable and pay to the other Party the reasonable legal fees and expenses incurred by the other Party in connection with such litigation, including any appeal therefrom.

13.  Waiver.  Each Party understands and agrees that no failure or delay by the other Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

14.  Term of Agreement.  This Agreement and the obligations of the Parties hereunder shall terminate two years from the date hereof.

15.  Binding Effect.  This Agreement shall benefit and be binding upon the Parties and their respective permitted successors and assigns.

16.  Construction.  This Agreement has been negotiated by the Parties and their respective attorneys, and the language of this Agreement shall not be construed for or against either Party.

17.  Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy shall be delivered to the other party by overnight courier. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

IN WITNESS WHEREOF, this Nondisclosure Agreement has been executed by the parties hereto as of the day and year first written above.

Alcatel-Lucent

By:	/s/ Scott M. Ashby
Name: Scott M. Ashby
Title: DEPUTY CFO

Motive, Inc.
a Delawara corporation

By:	/s/ Jack Greenberg
Name: Jack Greenberg
Title: GENERAL COUNSEL & SECRETARY